Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

SMARTSTOP SELF STORAGE PROMOTES

WAYNE JOHNSON TO CHIEF INVESTMENT OFFICER

Storage Industry Veteran Will Continue to Focus on

Acquisitions, Joint Ventures and Development

LADERA RANCH, Calif. – January 16, 2015 – SmartStop Self Storage (SmartStop®) is pleased to announce the promotion of Wayne Johnson, formerly a senior vice president for acquisitions, to chief investment officer (CIO). Mr. Johnson will continue to focus on self-storage acquisitions, joint ventures and development.

“There is no doubt in my mind that Wayne will excel in his new role as CIO,” said H. Michael Schwartz, SmartStop’s chairman and CEO. “He will oversee all acquisitions, joint ventures and development of SmartStop’s three self storage REITs.”

Since joining SmartStop in 2006, Johnson has overseen the acquisition of more than 136 self-storage facilities comprising approximately 11 million square feet and the development of four new self-storage facilities in Toronto, Canada.

“I’ll continue to work with the acquisitions team using our disciplined approach to the market as we take the company to the next level,” Johnson said. “We’ll continue to buy a range of properties, from single assets to larger portfolios, and capitalize on growth opportunities as they present themselves.”

Johnson entered the commercial real estate business in 1979. He has extensive experience in all areas of commercial development and leasing, including office, warehouse, retail and self storage facilities. He has developed, managed and operated 14 self-storage facilities with more than 1 million square feet. Johnson served on the board and is past president of the Texas Self Storage Association.

“The self storage market has further opportunities to consolidate,” said Johnson. “Since we deal with a variety of brokers and sellers, our goal is to grow and foster these important relationships.”

About SmartStop Self Storage, Inc.

SmartStop Self Storage, Inc. (SmartStop®) is a fully integrated, self-administered and self-managed self storage company, owning and/or operating 136 self storage properties in 17 states and Canada. SmartStop® is a diversified real estate company that focuses on acquisition, advisory, asset management and property management services for self storage properties. SmartStop® is the sponsor of Strategic Storage Trust II, a public non-traded REIT that focuses on stabilized self storage properties, and Strategic Storage Growth Trust, Inc., a private REIT that focuses on growth-oriented self storage properties. SmartStop® facilities offer affordable, accessible and secure storage units for residential and commercial customers. In addition, SmartStop® offers secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. SmartStop® was recently ranked the seventh largest owner/operator in the United States by Mini-Storage Messenger Magazine.

To view SmartStop®’s self storage locations or to find self storage solutions at a nearby storage facility, visit https://SmartStopSelfStorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.